CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.76

CONFIDENTIAL

Amendment #1

to Collaboration AGREEMENT

THIS AMENDMENT #1 TO COLLABORATION AGREEMENT (“First Amendment”) is made and entered into as of July 1, 2015 (the “First Amendment Effective Date”) by and between Amyris, Inc., having its principal place of business located at 5885 Hollis St, Suite 100, Emeryville, CA 94608 USA (“Amyris”), and Firmenich SA, having its registered place of business at 1, route des Jeunes, 1208 Geneva Switzerland (“Firmenich”).

WHEREAS, Amyris and Firmenich entered into that certain Collaboration Agreement on March 13, 2013 (the “Agreement”) to collaborate on the development and worldwide use and commercialization of Ingredients in the F&F Market using Strain Generation Technology Controlled by Amyris and other contributions of the Parties.

WHEREAS, pursuant to the terms and conditions of this First Amendment, the Parties desire to amend the Agreement to update (i) funding milestones and associated payments related to those milestones, (ii) the sharing of Profits and (iii) the calculation of a commercialization bonus as set forth in Appendix F.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

1.	Section 3.10.2 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following new section 3.10.2:

“3.10.2       In addition, Firmenich will make the following four milestone payments to Amyris on the following conditions:

•	Milestone 1: [*] within thirty (30) days of achieving the Target Cost or less per kilogram of the Initial Ingredient meeting the Ingredient Specifications when the Initial Ingredient is produced by Amyris (or on its behalf) in a “Qualifying Run” (i.e., in a [*] fermenter or larger, at Amyris’ option); provided, that in determining whether or not the Target Cost is achieved in such Qualifying Run, the Parties will use the agreed assumed costs of raw materials and fermentation as set forth in the Target Cost Model, not the actual costs for such raw materials and fermentation incurred by Amyris in such Qualifying Run.

•	Milestone 2: [*] within thirty (30) days of Amyris’s first delivery to Firmenich of at least [*] of the Intermediate, [*], which amount is measured on a pure basis. Payment for an achieved Milestone 2 will be made within thirty (30) days after agreement by the Steering Committee that this Milestone 2 has been achieved. Under this Milestone 2, the [*] shall be delivered with a chemical purity of [*] and have a mass conversion yield of [*] (on a pure basis) to [*] greater than [*].

•	Milestone 3: [*] if Amyris delivers, prior to December 31, 2015, at least [*] of [*], which amount is measured on a pure basis, that meets the requirements in this paragraph. Payment for an achieved Milestone 3 will be made within thirty (30) days after agreement by the Steering Committee that this Milestone 3 has been achieved. To satisfy this Milestone 3, (i) the

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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•	[*] shall have a chemical purity that meets the Ingredient Specifications, (ii) the [*] shall have a mass conversion yield of the [*] (on a pure basis) to [*], and (iii) the final [*] produced from such [*] must meet an olfactive standard set by Firmenich. In the event Amyris fails to deliver the [*] described herein prior to December 31, 2015, Amyris will still earn the Milestone 3 payment if it meets Milestone 3 no later than June 30, 2016, though the payment in that case will be [*].

•	Milestone 4: [*] if Amyris achieves the Target Cost of [*] for the production of [*] in a Qualifying Run, which [*] meets the requirements in this paragraph. Payment for an achieved Milestone 4 will be made within thirty (30) days after agreement by Steering Committee that this Milestone 4 has been achieved. To satisfy this Milestone 4, (i) the [*] shall have a chemical purity that meets the Ingredient Specifications, (ii) the [*] shall have a mass conversion yield of the [*] (on a pure basis) to [*], and (iii) the final [*] produced from such [*] must meet an olfactive standard set by Firmenich. In determining whether or not the Target Cost was achieved in this Qualifying Run, the Parties will use the agreed assumed costs of raw materials and fermentation set forth in the Target Cost Model. Recognition and payment of this Milestone 4 will impose, commencing January 1, 2017, a cap on the Fully-Burdened Ingredient Manufacturing Costs of [*] supplied by Amyris to Firmenich at [*]. This cap may be renegotiated by the Parties in the event of extraordinary currency exchange rate fluctuations.

For purposes of Milestone 3 and Milestone 4, the Ingredient Specifications for [*] delivered under such milestones, and the timelines and the analytical methods for determining its compliance with the applicable milestone will be agreed by the Technical Committee in writing prior to the start of the pilot production campaign for [*] at Amyris’s Brotas facility.

These milestones reflect achievement of certain technical parameters, such as yield and productivity of Strains, and/or delivery of a specified sample volume of the Intermediate or Ingredient such that it provides confidence to the Parties that Amyris has sufficiently progressed on the Project to allow the Parties to envision and plan for commercialization of the applicable Intermediate or Ingredient.”

2.	Section 21.2.1 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following new section 21.2.1:

“21.2.1 (a) General Principle. The Parties agree to share Profits from Firmenich’s sale of Intermediates and Ingredients on the basis of 70% of such Profits to Firmenich and 30% of such Profits to Amyris until such time as Firmenich receives fifteen million U.S. dollars (US$15,000,000) more than Amyris from its share of Profits. After such time, the sharing of Profits will become 50% of such Profits to each Party. Sharing of Profits will be based solely on the sale of the Intermediates and Ingredients themselves, and not any Fragrance or Flavor of which the Intermediates or Ingredients comprises. Profits will in all cases be paid within sixty (60) days after the end of each calendar quarter.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b)        Exception for [*]. Notwithstanding the foregoing in subsection (a), the Parties agree that:

(1)	the Profits from Firmenich’s sale of any (i) [*] that is purchased from Amyris during calendar year 2015 or calendar year 2016 or (ii) any Intermediate or Ingredient, including [*] or [*], produced from [*] that is purchased from Amyris during calendar year 2015 or calendar year 2016 shall be split [*];

(2)	the Profits from Firmenich’s sale of any [*] produced from [*] that is purchased from Amyris on or after January 1, 2017 shall be, and at all times remain, [*];

(3)	the Profits from Firmenich’s sale of any [*] produced from [*] that is purchased from Amyris on or after January 1, 2017 shall be, and at all times remain, [*];

(4)	the Profit splits described in clauses (1), (2), and (3) of this subsection (b) are independent of subsection (a) and will not be amended, changed or otherwise affected by the shift under subsection (a) to [*];

(5)	none of the Profits from Firmenich’s sale of any [*] or of any Intermediate or Ingredient, including [*] or [*], produced from [*] will count toward triggering the [*] split in subsection (a); and

(6)	For clarity, any Profits from Firmenich’s sale of any (i) [*] that is purchased from Amyris on or after January 1, 2017 or (ii) Intermediate or Ingredient (excluding [*] and [*]) produced from [*] purchased from Amyris on or after January 1, 2017 shall be subject to the Profit split(s) set forth in subsection (a) above.

In addition, the Parties agree that, notwithstanding anything to the contrary in this Agreement (including section 3.11), any Firmenich Non-Project Intellectual Property that is or may be used to produce [*] or any Intermediate or Ingredient made from [*] (including [*]) will be considered Firmenich Non-Project Royalty-Bearing Intellectual Property, but no royalty payment or other compensation is or will be due or payable to Firmenich for such use.”

3.	Section 21.3 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following new section 21.3:

“21.3 Success Bonus. Amyris shall pay to Firmenich a success bonus (the “Bonus”) for commercializing the Intermediates or Ingredients, which shall be calculated as set forth in Appendix F. However, the Parties agree that, consistent with section 21.2.1(b)(5), none of the Profits from Firmenich’s sale of any [*] or of any Intermediate or Ingredient, including [*], produced from [*] will be included in the calculation of the first criterion of the “Bonus Trigger” in such Appendix F.”

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Appendix F of the Agreement (i.e., Model for Calculation of Bonus) is hereby amended by deleting such appendix in its entirety and replacing it with the new Appendix F attached hereto as Attachment 1.

4.	Capitalized terms used in this First Amendment shall have the same meaning as defined in the Agreement unless otherwise defined herein. Except as specifically provided in this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and unchanged. Together, the Agreement and this First Amendment constitute the entire agreement between the Parties, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter of this First Amendment. To the extent of any conflict between the Agreement and this First Amendment, this First Amendment shall supersede and govern solely to the extent of such conflict. This First Amendment may be executed in counterparts, which together shall constitute one document and be binding on the Parties.

IN WITNESS WHEREOF, and intending to be bound by the provisions hereof, the Parties have caused this First Amendment to be executed personally or by their duly authorized representatives, to be effective as of the First Amendment Effective Date.

AMYRIS, INC.		FIRMENICH SA

Signature:	/s/ Keri Zook	Signature:	/s/ Genevieve Berger
By:	Keri Zook	By:	Genevieve Berger
Title:	V.P., Assistant General Counsel	Title:	CHIEF RESEARCH OFFICER

		Signature:	/s/ Boet Brinkgreve
		By:	Boet Brinkgreve
		Title:	PRESIDENT INGREDIENTS & PRESIDENT FIRMENICH CHINA

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Attachment 1

APPENDIX F

MODEL FOR CALCULATION OF BONUS

Bonus Calculation

Bonus Intent: As Firmenich is solely responsible for the commercialization of Firmenich Product from the Collaboration, Amyris will pay a one-time bonus to Firmenich, conditional on achieving certain requirements set forth below, in order to incentivize those efforts.

Bonus Schedule:

Year in Which Bonus Trigger Achieved	One-Time Commercialization Bonus Payment
Years 1 - 5	[*]
Year 6	[*]
Years 7 onwards	[*]

Years 1-5: June 1, 2014 through May 31, 2019

Year 6: June 1, 2019 through May 31, 2020

Year 7 onwards: on or after June 1, 2020

Bonus Trigger: trigger for the one-time payment of a commercialization bonus from Amyris to Firmenich is defined as achieving all of the following:

-	The Parties’ [*] split is triggered under section 21.2.1(a).
-	Firmenich is making all Reasonable Efforts to commercialize Firmenich Products from the Collaboration pursuant to Article 2.5, including but not limited to such activities as conducting customer sampling, marketing and promotion, and providing customer service to support product sales.
-	Firmenich has provided a 5-year business plan to the Steering Committee, which will be updated on an annual basis and which demonstrates their intentions for the growth of Firmenich Product sales commensurate with the market conditions for that product or products.

One-Time Commercialization Bonus Payment

-	The Bonus will be paid as a one-time payment from Amyris to Firmenich within 60 days of Firmenich achieving the Bonus Trigger.
-	If Bonus Trigger is achieved within Year 6, payment will be [*] on a monthly basis (e.g., if Bonus Trigger is achieved 4 months into Year 6, payment will be [*]).

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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